Exhibit 5.2

January 12, 2026

Kairos Pharma, Ltd.

2355 Westwood Blvd., #139

Los Angeles CA 90064

Re:	Registration Statement on Form S-3

We have acted as counsel to Kairos Pharma, Ltd., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a Prospectus (the “Prospectus”) included in the Registration Statement on Form S-3 (the “Registration Statement”) filed by the company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale through or to H.C. Wainwright & Co., LLC, as sales agent and/or principal (the “Manager”), from time to time by the Company of shares of common stock, par value $0.001 per share, of the Company having an aggregate offering price of up to $4,524,949 (the “Sales Agreement Shares”) pursuant to the Registration Statement. The Sales Agreement Shares will be sold pursuant to an At The Market Offering Agreement, dated as of January 12, 2026, between the Company and the Manager (the “Sales Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Sale Agreement Shares, when issued and delivered against the payment of the consideration therefore specified in the Sales Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Delaware General Corporate Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statemen and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Dorsey & Whitney LLP